Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A, Amendment 1 of our independent auditor’s report dated August 17, 2018 (except as to the Restatement of Previously Issued Financial Statements of Note 2, which is as of November 1, 2018), with respect to our audit of the financial statements of SlideBelts, Inc. which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Fruci & Associates II, PLLC

Spokane, Washington

November 2, 2018